Exhibit 99.1

COMPANY CONTACTS: Diane Morefield Chief Financial Officer Strategic Hotels & Resorts (312) 658-5740 Jonathan Stanner Vice President, Corporate Finance Strategic Hotels & Resorts (312) 658-5746

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 7, 2011

STRATEGIC HOTELS & RESORTS PROVIDES UPDATE REGARDING

THE HOTEL DEL CORONADO

CHICAGO – January 7, 2011 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) announced today that the partnership that owns the Hotel del Coronado has received an extension on the loan maturity date associated with the hotel. The maturity date has been extended to February 9, 2011. Strategic Hotels owns a 45 percent interest in the partnership with affiliates of Kohlberg Kravis Roberts & Co. and KSL Resorts.

The extension will allow all parties to continue negotiations toward a viable long-term restructuring; however, no assurances can be made that such a restructuring may be achieved.

Laurence Geller, Chief Executive Officer of Strategic Hotels, said: “We remain optimistic that we will be successful in restructuring the debt. All constituents are working together to achieve the best possible outcome for this iconic asset. These negotiations in no way affect the operations at our hotel, where our exceptional staff remains wholly focused on providing an unforgettable luxury experience to all our guests.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 16 properties with an aggregate of 7,630 rooms. For a list of current properties and for further information, please visit the company’s website at http://www.strategichotels.com/

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This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”), including statements regarding the possibility of restructuring the debt associated with the Hotel Del Coronado. Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: ability to obtain or refinance debt; volatility in equity or debt markets; availability of capital; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.